FOURTH AMENDMENT TO AGREEMENT

        THIS FOURTH AMENDMENT dated as of July 28, 2006 (this “Fourth Amendment”) to the Note Purchase Agreement dated as of October 12, 2000 (as amended to date, the “Note Agreement”) is between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”), the Prudential Insurance Company of America (“Prudential”).

RECITALS

    A.        Pursuant to the request of the Company, the Company and Prudential now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

    B.        Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

    C.        All requirements of law have been fully complied with and all other acts and things necessary to make this Fourth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

        NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Fourth Amendment set forth in Section 2 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Prudential do hereby agree as follows:

Section 1.       Amendment to Private Shelf Facility

        Solely for purposes of Sections 10.5(a) and 10.6 of the Note Agreement, Consolidated Net Income (as such term is used in the terms “EBITDA” and “Consolidated Income Available for Fixed Charges”) for the fiscal quarter ended March 31, 2006, shall be increased by the aggregate amount of non-cash restructuring charges and inventory write-downs incurred during such quarter, so long as such aggregate amount does not exceed $32,000,000.

Section 2.       Conditions to Effectiveness of This Amendment.

        This Fourth Amendment shall become effective as of the date hereof upon the delivery to Prudential of (a) executed counterparts of this Fourth Amendment, duly executed by the Company, the Subsidiary Guarantors named as signatories hereto and the Required Holders and (b) a fully executed and effective amendment to the Company’s principal bank credit agreement which provides for an amendment thereto which is substantially identical to that provided herein.

Section 3.       Miscellaneous.

        This Fourth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	Iris Krause

Its:	Vice President

NU SKIN ENTERPRISES, INC.

By:	Ritch N. Wood

Name:	Ritch N. Wood

Its:	Chief Financial Officer

The undersigned Subsidiary Guarantors hereby consent and agree to the foregoing, and to each previous amendment to the Private Shelf Agreement.

NU SKIN ENTERPRISES HONG KONG, INC.,
a Delaware corporation
NU SKIN INTERNATIONAL, INC.,
a Utah corporation
NU SKIN TAIWAN, INC.,
a Utah corporation
NU SKIN UNITED STATES, INC.,
a Delaware corporation
BIG PLANET, INC.,
a Delaware corporation
NSE PRODUCTS, INC.,
a Delaware corporation
NU SKIN ASIA INVESTMENT, INC.,
a Delaware corporation

By:	D. Matthew Dorny

Name:	D. Matthew Dorny

Title:	Vice President

NSE KOREA LTD., a Korean corporation

By:	Luke B. Yoo

Name:	Luke B. Yoo

Title:	President